Exhibit 21.1

List of Subsidiaries

Following is a list of the English and Chinese names of the (i) Registrant; (ii) its Chinese subsidiary; and (iii) the Chinese company with which the Registrant and its Subsidiary have a contractual relationship that provides effective control to the Registrant.

Registrant (Virginia):

Sino-Global Shipping America Ltd. (known as 美 国 中 环 球 緇 务有 榰 公司 in China)

Subsidiary (China):

Trans Pacific Shipping Ltd. (known as 北 京 盛 海 緇 务技 术 有 榰 公司 in China)

Non-Subsidiary Affiliated Company (China):

Sino-Global Shipping Agency Ltd. (known as 北 京 中 环 球 緇 务代 理有 榰 公司 in China)